The Preliminary Prospectus Supplement and the information contained herein is subject to completion or amendment. The securities may not be sold nor may offers to buy be accepted prior to the time the Preliminary Prospectus Supplement is delivered in final form. Under no circumstances shall the Preliminary Prospectus Supplement constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Subject to Completion, Dated August 30, 2007
Supplement to Preliminary Prospectus Supplement dated August 29, 2007
(To Prospectus dated July 30, 2007)

$ 1,288,554,100
(Approximate)

Thornburg Mortgage Securities Trust 2007-4
Mortgage Loan Pass-Through Certificates, Series 2007-4

Greenwich Capital Acceptance, Inc. Depositor
Thornburg Mortgage Home Loans, Inc. Sponsor and Seller	Thornburg Mortgage Securities Trust 2007-4 Issuing Entity
Wells Fargo Bank, N.A. Master Servicer and Securities Administrator	LaSalle Bank National Association Trustee
___________________________________________

Notwithstanding anything to the contrary in the preliminary prospectus supplement dated August 29, 2007 (the “Preliminary Prospectus Supplement”):

•	Any references to the offered certificates shall include the Class 3A-2 Certificates.

•	The first two sentences of the last paragraph on the cover of the Preliminary Prospectus Supplement are hereby deleted in their entirety and replaced with the following:

Greenwich Capital Markets, Inc. will offer the Class 1A-1, Class 2A-1, Class 3A-1, Class 3A-2 and Class A-R Certificates from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Class 1A-2, Class 2A-2, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6 and Class ES Certificates will not be purchased by Greenwich Capital Markets, Inc. and are not offered pursuant to this prospectus supplement.

•
The tables labeled “The Offered Certificates” and “The Non-Offered Certificates” on page S-1 of the Preliminary Prospectus Supplement are hereby deleted in their entirety (other than the footnotes thereto) and replaced with the following:

The Offered Certificates

Class	Related Mortgage Loan Group	Class Principal Balance(1)	Pass-Through Rate Formula	Final Scheduled Distribution Date(7)	Expected Final Distribution Date(8)	CUSIP Number	Initial Certificate Ratings
							Moody’s	S&P
1A-1	1	$306,173,000	Weighted Average Pass-Through Rate(2)	September 2037	November 2017	88522Y AA7	Aaa	AAA
2A-1	2	$487,667,000	Weighted Average Pass-Through Rate(3)	September 2037	November 2017	88522Y AC3	Aaa	AAA
3A-1	3	$445,243,000	Weighted Average Pass-Through Rate(4)	September 2037	November 2017	88522Y AM1	Aaa	AAA
3A-2	3	$ 49,471,000	Weighted Average Pass-Through Rate(4)	September 2037	November 2017	88522Y AN9	Aaa	AAA
A-R	1	$ 100	Weighted Average Pass-Through Rate(5)	September 2037	November 2017	88522Y AD1	Aaa	AAA

The Non-Offered Certificates

Class	Related Mortgage Loan Group	Class Principal Balance(1)	Pass-Through Rate Formula	Final Scheduled Distribution Date(7)	Expected Final Distribution Date(8)	CUSIP Number	Initial Certificate Ratings
							Moody’s	S&P
1A-2	1	$ 34,019,000	Weighted Average Pass-Through Rate(2)	September 2037	November 2017	88522Y AB5	Aaa	AAA
2A-2	2	$ 54,185,000	Weighted Average Pass-Through Rate(3)	September 2037	November 2017	88522Y AL3	Aaa	AAA
B-1	1, 2, 3	$ 24,522,000	Weighted Average Pass-Through Rate(6)	September 2037	November 2017	88522Y AE9	Aa2	AA
B-2	1, 2, 3	$ 15,145,000	Weighted Average Pass-Through Rate(6)	September 2037	November 2017	88522Y AF6	A2	A
B-3	1, 2, 3	$ 10,097,000	Weighted Average Pass-Through Rate(6)	September 2037	November 2017	88522Y AG4	Baa2	BBB
B-4	1, 2, 3	$ 5,048,000	Weighted Average Pass-Through Rate(6)	September 2037	November 2017	88522Y AH2	Ba2	BB
B-5	1, 2, 3	$ 2,885,000	Weighted Average Pass-Through Rate(6)	September 2037	November 2017	88522Y AJ8	B2	B
B-6	1, 2, 3	$ 7,932,898	Weighted Average Pass-Through Rate(6)	September 2037	November 2017	88522Y AK5	N/R(9)	N/R(9)
ES	1, 2, 3	N/A	N/A	September 2037	November 2017	88522Y AP4	N/R(9)	N/R(9)

•
The second sentence of the first paragraph under the heading “Offered Certificates” on page S-2 of the Preliminary Prospectus Supplement is hereby deleted in its entirety and replaced with the following:

Only the Class 1A-1, Class 2A-1, Class 3A-1, Class 3-A2 and Class A-R Certificates are being offered by this prospectus supplement and the accompanying prospectus.

•	The first bullet point in the right column on page S-9 of the Preliminary Prospectus Supplement is hereby deleted in its entirety and replaced with the following:

•	Offered Certificates
Class 1A-1, Class 2A-1, Class 3A-1, Class 3A-2 and Class A-R Certificates.

•	The ninth bullet point in the right column on page S-9 of the Preliminary Prospectus Supplement is hereby deleted in its entirety and replaced with the following:

•	Non-Offered Certificates
Class 1A-2, Class 2A-2, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6 and Class ES Certificates.

•	The third paragraph on page S-65 of the Preliminary Prospectus Supplement is hereby deleted in its entirety and replaced with the following:

Only the Class 1A-1, Class 2A-1, Class 3A-1, Class 3A-2 and Class A-R Certificates are offered by this prospectus supplement and the accompanying prospectus.

•	The first sentence of the second paragraph on page S-66 of the Preliminary Prospectus Supplement is hereby deleted in its entirety and replaced with the following:

The Class 1A-2, Class 2A-2, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6 and Class ES Certificates are not offered by this prospectus supplement.

S-2

_____________________________

All of the other portions of the preliminary prospectus supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the preliminary prospectus supplement.
_____________________________

Dealers will be required to deliver a supplement, preliminary prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, preliminary prospectus supplement and prospectus until ninety days following the date hereof.

August [___], 2007

S-3